Exhibit 99.7

Consent to be Named as a Director Nominee

In connection with the filing by Ranger Bermuda Topco Ltd of the Registration Statement on Form S-4 (as it may be amended from time to time, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Ranger Bermuda Topco Ltd following the consummation of the transaction in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Date: March 10, 2025	/s/ Steven Nigro
Steven Nigro